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                                                                    Exhibit 3.46





                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                       GRANT PRIDECO EUROPEAN HOLDING, LLC

                          DATED AS OF DECEMBER 9, 2002








THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES
LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A MEMBERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE APPLICABLE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.


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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                       GRANT PRIDECO EUROPEAN HOLDING, LLC


        THIS LIMITED LIABILITY COMPANY AGREEMENT OF Grant Prideco European Holding, LLC (the "LLC"), dated December 9, 2002 (this "Agreement"), is adopted, executed and agreed to by Grant Prideco USA, LLC a Delaware limited liability company and Grant Prideco Inc. a Delaware Corporation, (each a "Member").


                                R E C I T A L S:

        WHEREAS, The Members desire to form a Delaware limited liability company;

        WHEREAS, The Members desire for the transfer and pledge of the membership interests in the LLC to be restricted;

        WHEREAS, the Members desire for the LLC to maintain a capital account for each Member and each Member shall be liable to the LLC and its creditors for any unfounded/deficit portion of such capital account;

        WHEREAS, the Members desire for allocations of profits and losses to be made only in proportion to their ownership interests in the LLC, with year-end distributions of profit being made at the request of one or more of the Members;

        WHERAS, the Members desire to only be able to withdraw and surrender their membership interests only if all liabilities of the LLC have been paid or the LLC has sufficient assets to pay all such liabilities and adequate reserves to pay any reasonably foreseeable contingent liabilities;



                               A G R E E M E N T:

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth and intending to be legally bound, the parties hereto hereby enter into this Agreement pursuant to the provisions and upon the terms and conditions herein contained, and hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

        1.01 Definitions. As used in this Agreement, the following terms have the following meanings:



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                "Act" means the Delaware Limited Liability Company Act (6 Del C.
        Section 18-101, et seq.) and any successor statute, as amended from time to time.

                "Agreement" has the meaning given that term in the introductory paragraph.

                "Capital Contribution" means any contribution by a Member to the capital of the Company.

                "Certificate" has the meaning given that term in Section 2.01.

                "Company" means Grant Prideco European Holding, LLC, a Delaware limited liability company.

                "Managers" has the meaning given that term in Section 5.01.

                "Member" means either Grant Prideco USA, LLC, a Delaware limited liability company or Grant Prideco Inc. a Delaware Corporation or any successor to all or part of such Member's interest.

               "Officers" has that meaning given in Section 6.01

               "Person" has the meaning given that term in Section 18-101(12) of the Act.

               "Proceeding" has the meaning given that term in Section 7.01.

               Other terms defined herein have the meanings so given them.

        1.02 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word include (and any variation) is used in an illustrative sense rather than a limited sense. The word day means a calendar day.


                                   ARTICLE II
                                  ORGANIZATION

        2.01 Formation. The LLC has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the "Certificate") under and pursuant to the Act.

        2.02 Name. The name of the Company is "Grant Prideco European Holding, LLC" and all LLC business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.


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        2.03 Registered Office; Registered Agent; Principal Office in the United
States; Other Offices. The registered office of the LLC required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the LLC) as the Members may designate from time to time in the manner provided by law. The registered agent of the LLC in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the LLC in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of Delaware. The LLC may have such other offices as the Members may designate from time to time.

        2.04 Purpose. The purpose of the LLC is to hold ownership interests in entities affiliated with the Members and the LLC is authorized to conduct any lawful business, purpose or activity directly or indirectly related thereto.

        2.05 Powers. The LLC has all of the powers necessary or convenient to achieve its purposes and to further its business.

        2.06 Legal Title. Legal title to the assets of the LLC will be taken and at all times held in the name of the LLC.

        2.07 Qualifications. The Managers may take any and all actions deemed reasonably necessary by the Managers to qualify the LLC in foreign jurisdictions.

        2.08 Mergers and Exchanges. With the consent of the Members, the LLC may be a party to (a) a merger, or (b) an exchange or acquisition of the type described in Section 18-209 of the Act.

        2.09 Liability to Third Parties. The Members shall not be liable for the debts, obligations or liabilities of the LLC, including under a judgment decree or order of a court.

        2.10 Resignation of the Members. The Member may resign from the LLC prior to the dissolution and winding up of the LLC.

        2.11 Transfer or Pledge by the Members. The Members may not transfer, pledge, hypothecate or grant any security interest or other lien or encumbrance on their interests in the LLC without the approval of the other Members. The pledge or hypothecation of, or the granting of any security interest or other lien or encumbrance against, all or part of the Member's membership interest in the LLC by the Members will not cause the withdrawal of the Members from the LLC.

        2.12 Bankruptcy of the Member. The Member shall not cease to be a Member of the Company by virtue of the occurrence of any of the events listed in
Section 18-304 of the Act.

                                   ARTICLE III
                              CAPITAL CONTRIBUTIONS


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        3.01 Initial Contributions. The Members are making a Capital
Contribution to the LLC by contributing the interest of voestalpine Tubulars GmbH & Co. KG and cash.

        3.02 Additional Contributions. The Members shall not be required to make any additional contributions to the capital of the LLC.

        3.03 No Withdrawal of Contributions. The Members shall not be entitled to withdraw any part of the Member's capital account or to receive any distribution from the LLC, except as specifically provided in this Agreement. There shall be no obligation to return to the Members any part of the Member's capital contributions to the LLC until such time as the LLC is dissolved and terminated.

        3.04 Advances by the Members. If the LLC does not have sufficient cash to pay its obligations, the Members may advance all or part of the needed funds to or on behalf of the LLC. An advance described in this Section constitutes a loan from the Members to the LLC, bears interest at a rate determined by the Member from the date of the advance until the date of payment, and is not a Capital Contribution.

        3.05 Certification of Membership Interests. Annex A to this Agreement sets forth the initial capital accounts and ownership percentages for each Member. Capital Accounts shall be adjusted on a quarterly basis to reflect allocation of income and losses and additional capital contributions. Ownership percentages shall e based upon an individual's capital account balance divided by the total capital accounts for all Members. To the extent ownership percentages change, a revised/supplemental Annex A shall be issued by the LLC to the Members.

                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

        4.01 Allocations. All items of income, gain, loss, deduction, and credit of the LLC shall be allocated to the Members according to their ownership percentages set forth on Annex A.

        4.02 Distributions. Subject to the limitations of Section 18-607 of the Act, from time to time the Managers may cause the LLC to make a distribution of cash or other property to the Members. From time to time the Managers also may cause property of the LLC other than cash to be distributed to the Members, which distribution may be made subject to existing liabilities and obligations. In addition, Members shall be entitled to request distributions of profits at least annually.


                                    ARTICLE V
                                   MANAGEMENT

        5.01 Management. Subject to the provisions of this Agreement, the LLC shall appoint managers (the "Managers"), who shall have exclusive authority to act on behalf of the LLC. Subject to the provisions of this Agreement, the Managers shall have the authority to manage the



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business and affairs of the LLC. The Members shall have no authority to act on behalf of or bind the LLC; provided, they will have elected the Managers of the LLC.

        5.02 Selection, Removal and Resignation of Managers. The Members shall select any and all Managers of the LLC. Each Member shall be entitled to elect one Manager. The initial Managers of the LLC shall be David Weigel, Linda S. Bubacz, and Lisa M. Oakes. The Members may remove any of the Managers at any time, with or without cause, upon delivery to such Manager at the principal office of the LLC of written notice of such removal. Further, any of the Managers may resign upon delivery to the Members at the principal office of the LLC of written notice of such resignation.

        5.03 Compensation. The Managers shall receive such compensation for their duties as Managers as the Members shall determine in its sole discretion.


                                   ARTICLE VI
                                    OFFICERS

        6.01 Officers. The officers of the LLC shall be elected by the Managers, and shall include a President, a Secretary, a Treasurer, and such other officers, employees and agents as appointed, from time to time, in accordance with this Agreement. Additionally, the President shall have the power to appoint such Vice Presidents and other officers equivalent or junior thereto as the President may deem appropriate.

        6.02 Term. Each officer of the LLC shall serve at the pleasure of the Managers, and the Managers may remove any officer at any time with or without cause. Any officer, if appointed by the President of the LLC, may likewise be removed by the President of the LLC.

        6.03. Authority and Duties.All officers and agents of the LLC shall have such authority and perform such duties in the management of the property and affairs of the LLC as generally pertain to their respective offices, as well as such authority and duties as may be determined by the Managers.

        6.04. Execution of Instruments. Checks, notes, drafts, other commercial instruments, assignments, guarantees of signatures, and contracts (except as otherwise provided herein or by law) shall be executed by the President, any Vice President, the Secretary, the Treasurer, or such officers or employees or agents as the Managers or any of such designated officers may direct.


                                   ARTICLE VII
                                 INDEMNIFICATION

        7.01 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "Proceeding"), or any appeal in such a




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Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Manager or Members of the LLC shall be indemnified by the LLC to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the LLC to provide broader indemnification rights than said law permitted the LLC to provide prior to such amendment) against judgments, penalties (including exise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorney's fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnify hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendments, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

        7.02 Advance Payment. The right to indemnification conferred in this
Article VII shall include the right to be paid or reimbursed by the LLC the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.01 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the LLC of a written affirmation by the Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

        7.03 Indemnification of Officers, Employees and Agents. The LLC, by adoption of a resolution of the Members, may indemnify and advance expenses to an officer, employee or agent of the LLC to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Manager or Members under this Article VII; and, the LLC may indemnify and advance expenses to Persons who are not or were not a Manager or Members, officers, employees or agents of the LLC but who are or were serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability LLC, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Manager or Members under this Article VII.

        7.04 Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company may pay or reimburse expenses incurred by a Person in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

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        7.05 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which the Managers, the Members or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of the Members or otherwise.

        7.06 Insurance. The LLC may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the LLC or is or was serving at the request of the LLC as members, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability LLC, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the LLC would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

        7.07 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless the Managers or the Members or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.


                                  ARTICLE VIII
                                 TAXES AND BOOKS

        8.01 Federal Income Tax Treatment. Managers are hereby authorized to make such elections and to take any and all action to ensure that the LLC is classified as agreed to by the Members for federal income tax purposes.

        8.02 Other Tax Returns. Subject to Section 8.01, the Managers shall cause to be prepared and filed all necessary tax returns for the LLC.

        8.03 Maintenance of Books and Records. The Company shall keep accurate books and records of accounts. The calendar year shall be the accounting year of the LLC. The Members shall be permitted access to all books and records of the LLC at the principal office of the LLC during business hours.



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                                   ARTICLE IX
                    DISSOLUTION, LIQUIDATION AND TERMINATION

        9.01 Dissolution. The LLC shall dissolve and its affairs shall be wound up on the first to occur of the following:

               (a)    The written consent of the Members.

               (b)    At any time there are less than two Members; and

               (c)    Entry of a decree of judicial dissolution of the LLC under
        Section 18-802 of the Act.

        The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Members or the occurrence of any other event that terminates the continued membership of any Members shall not cause the LLC to be dissolved or its affairs to be wound up. In the event of a resignation, expulsion, bankruptcy or dissolution of a Member, such Member shall be entitled to receive a distribution from the LLC equal in amount to what such Member would be entitled to receive in the event of liquidation of the LLC on such date.

        9.02 Liquidation and Termination. On dissolution of the LLC, the Managers shall act as liquidating trustees or the Members may appoint one or more other Persons to act as liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the LLC in accordance with Section 18-804 of the Act and make final distributions to the Members. The costs of liquidation shall be borne as a LLC expense. Until final distribution, the liquidating trustee shall continue to operate the LLC assets with all of the power and authority of the Managers.

        9.03 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the Members shall not be responsible to the LLC and to any of the LLC's creditors for any deficit in any capital account attributed to the Members, and upon dissolution of the LLC any such deficit shall be obligated to contribute such amount to the LLC to bring the balance of the Member's capital account to zero or to pay such amount to the LLC's creditors directly..

        9.04 Certificate of Cancellation. On completion of the distribution of LLC assets as provided herein, the LLC is terminated, and the Managers (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the LLC.




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                                    ARTICLE X
                               GENERAL PROVISIONS

        10.01 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members relating to the LLC and supersedes all prior contracts or agreements with respect to the internal governance of the LLC, whether oral or written.

        10.02 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the LLC is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the LLC. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the LLC, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

        10.03 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Members.

        10.04 Binding Effect. This Agreement is binding on, and inures to the benefit of, the Member and its heirs, legal representatives, successors, and assigns.

        10.05 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

        10.06 Headings. Article and Section titles have been inserted for convenience of reference only, and they are not intended to affect the meaning or interpretation of this Agreement.

        10.07 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any mandatory provision of the Act, the applicable provision of this Agreement shall control except to the extent required by the Act.


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        IN WITNESS WHEREOF, the Members have executed this Limited Liability
Company Agreement as of the date first set forth above.


                             Grant Prideco USA, LLC


                             By:
                                --------------------------------------
                             Name: Sal Segreto
                             Title: President




                             Grant Prideco Inc.


                             By:
                                --------------------------------------
                             Name: Philip Choyce
                             Title: Vice President